EXHIBIT 99.1

Global Crossing Reports 2004 Results for Global

Crossing (UK) Telecommunications Limited

•	Net income was $73 million in 2004.
•	Adjusted EBITDA improved 29 percent in 2004 to $142 million.
•	Managed services accounted for 85 percent of revenue for 2004.

FOR IMMEDIATE RELEASE: THURSDAY, APRIL 28, 2005

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results for the full year 2004 for its Global Crossing (UK) Telecommunications Limited (GCUK) subsidiary.

GCUK is registered in the United Kingdom and is a wholly owned, indirect subsidiary of Global Crossing Limited. GCUK is one of the leading UK providers of managed network communications services, providing a wide range of products, including converged Internet Protocol (IP) services that leverage Global Crossing’s global network assets.

“GCUK’s strong performance in a highly competitive market demonstrates the success of our strategy to deploy tomorrow’s IP services in key markets around the world,” said John Legere, Global Crossing’s chief executive officer. “Moving forward, we will build on GCUK’s expertise in the delivery of complex managed services and introduction of advanced IP services deployed over our unique global network. Our strong international presence is vital to support major customers such as the Foreign and Commonwealth Office and the British Council, as well as enterprise customers with a pan-European and global presence.”

Management will hold a conference call on Friday, April 29, 2005 at 9:00 a.m. ET to review these results.

2004 Results

GCUK reports its results in accordance with UK Generally Accepted Accounting Principles (UK GAAP) and in pounds sterling. Its Annual Report (which is being furnished by Global Crossing on Form 8-K) includes a reconciliation in pounds sterling of its UK GAAP results to US Generally Accepted Accounting Principles (US GAAP). GCUK’s results below are in US GAAP, prepared on a stand-alone basis, and have been converted to US dollars at the average exchange rates for each period presented. Because Global Crossing reports its consolidated results in US dollars, these rates are intended to approximate the rates used by Global Crossing in consolidating GCUK’s results into Global Crossing’s financial statements. Table 4, attached to this release, presents GCUK’s results on a stand-alone basis in pounds sterling and in US dollars as converted using the average exchange rates for each relevant period. From 2003 to 2004, the average pounds sterling to average US dollar exchange rate strengthened appreciably, resulting in a significant impact on the year-to-year comparison of GCUK’s results in US dollars as reported below. The stand-alone results shown herein for GCUK do not reflect consolidating adjustments for GCUK that would be included in the consolidated results of Global Crossing. The primary adjustments are further described in the notes to Table 4 attached to this release.

Revenue

GCUK revenue for the full year 2004 was $480 million, compared with $473 million in 2003, an increase of 1 percent. In 2004, managed services solutions accounted for $407 million or 85 percent of GCUK’s revenue. This was an increase over the prior year, when managed services contributed $362 million or 77 percent of GCUK’s revenue. All GCUK revenue, with the exception of carrier voice revenue, is included in the category of revenue that the consolidated company plans to “invest and grow,” as outlined in its 2004 results announced in March 2005.

Of total revenue reported by GCUK for the year ending December 31, 2004, commercial services accounted for 90 percent, compared with 82 percent in 2003, and carrier services accounted for 10 percent, compared with 18 percent in 2003. Intercompany revenue was less than 1 percent of total revenue in both years. Like Global Crossing as a whole, GCUK’s primary focus has been on maintaining and expanding its base of commercial customers, driving more stable recurring revenue and greater margins. Within the commercial segment, GCUK has long-term contractual relationships with government agencies, train operating companies and other commercial entities. Commercial customers are served through both direct and indirect relationships, and have an average remaining contract life of three to five years.

Commercial revenue increased year over year by $44 million, or 11 percent, from $388 million in 2003 to $432 million in 2004. Managed services solutions accounted for substantially all of this growth and represented 94 percent of 2004 commercial revenue.

Data services accounted for 52 percent of commercial services revenue for 2004, and voice services, including high-margin managed voice services, accounted for 48 percent, compared with 54 percent and 46 percent, respectively, in 2003.

“Consistent with our global plan to focus on higher-margin offerings such as managed services and IP VPNs, GCUK’s revenue mix showed growth in long-term revenues with higher margins, while carrier revenues and lower margin voice services declined during the year,” commented Mr. Legere.

Carrier revenue declined by $36 million, from $83 million in 2003 to $47 million in 2004. The decline comprised $24 million in reduced international long distance (ILD) revenue, primarily as a result of the continuing efforts to manage ILD for profitability, and $10 million from the writedown of non-cash deferred IRU revenue that was written down as a result of fresh start accounting. Intercompany revenue declined $1 million year over year.

Carrier revenue in 2004 was composed of approximately 49 percent data services and 51 percent voice services, compared to a product mix of 42 percent data and 58 percent voice in 2003. However, after eliminating $10 million of non-cash IRU deferred revenue written down as a result of fresh start accounting, data services accounted for 34 percent and voice services accounted for 66 percent of carrier revenue in 2003, showing a clear shift toward higher-margin data services in the 2004 revenue mix.

Global Crossing’s consolidated business reported 2004 revenue of $2,487 million, of which GCUK contributed approximately 19 percent. GCUK commercial revenue contributed approximately 43 percent of the consolidated company’s commercial revenue, while its carrier revenue contributed approximately 3 percent to the consolidated carrier results.

Gross margin for GCUK (defined as revenue minus cost of access) was $319 million, or 66 percent of revenue, in 2004, compared with $296 million, or 63 percent of revenue, in 2003.

Gross margin for the consolidated business was $756 million in 2004, or 30 percent of revenue. The GCUK business contributed approximately 42 percent of total gross margin dollars.

Cost Management

Cost of access for GCUK was $161 million or 34 percent of revenue in 2004. This result was a 9 percent improvement when compared with 2003, when cost of access was $177 million or 37 percent of revenue. The year-over-year improvement was primarily driven by lower carrier volume and reductions of facility costs owed to access providers. Third party maintenance totaled $37 million in 2004, compared with $34 million in 2003.

“Our profitability continues to improve as a result of reduced access costs and an increasing proportion of IP and managed services revenues in the customer and product portfolio,” said Mr. Legere. “Both GCUK’s 2004 and Global Crossing Limited’s consolidated fourth quarter results validate this.”

Global Crossing reported $1,731 million in cost of access expense and $113 million in third party maintenance in 2004. GCUK’s access costs were approximately 9 percent of the consolidated company’s cost of access and approximately 33 percent of third party maintenance costs.

Operating expenses for GCUK decreased by $12 million, from $152 million in 2003 to $140 million in 2004. The year-over-year improvement was driven by continued cost containment measures and a limited reduction in personnel as part of the business transformation announced by Global Crossing in the fourth quarter of 2004.

GCUK’s operating expenses made up approximately 18 percent of the consolidated company’s $772 million in operating expenses for 2004.

Earnings

GCUK’s Adjusted EBITDA for 2004, as defined in the reconciliation table that follows, was $142 million, compared with $110 million in 2003. The year-over-year improvement was primarily attributable to a $23 million improvement in gross margin and $12 million less in operating expenses in 2004, which were partially offset by an increase of $3 million in third party maintenance.

The consolidated company reported an Adjusted EBITDA loss of $129 million for 2004.

GCUK’s net income for 2004 was $73 million. In 2003 in accordance with US GAAP, GCUK would have reported net income of $561 million, principally as a result of the elimination of predecessor liabilities, common equity and accumulated losses in connection with the consolidated company’s adoption of fresh start accounting when it emerged from bankruptcy on December 9, 2003.

Capital Expenditures

In 2004, capital expenditures were $18 million, versus $39 million in 2003. Like that of the parent company, GCUK’s network was largely completed prior to 2002, allowing the company to reduce its capital expenditures and to add customers and services with moderate incremental capital spending, helping to maintain margins. The company is migrating existing customers to IP-based platforms, which benefit from lower incremental capital expenditures per new dollar of revenue, thereby maintaining GCUK’s positive cost structure and enhancing its ability to offer a complete set of converged solutions to commercial entities.

GCUK’s capex accounted for approximately 17 percent of the consolidated company’s capital spending of $106 million in 2004.

Cash and Financing

As of December 31, 2004, GCUK had $41 million of unrestricted cash on hand and short-term deposits.

Beginning cash for 2004 was $90 million. During 2004, GCUK secured a $125 million bridge loan facility from Singapore Technologies Telemedia (ST Telemedia), which was subsequently repaid in full in December. On December 23, 2004, Global Crossing completed $404 million in debt financing by the company’s wholly owned subsidiary, Global Crossing (UK) Finance Plc. The approximately $404 million financing consisted of $200 million of 10.75-percent U.S. dollar-denominated senior secured notes due in 2014 and £105 million of 11.75-percent British pounds sterling-denominated senior secured notes due in 2014. The notes are guaranteed by GCUK and are secured by certain of GCUK’s assets. The notes were sold at a discount resulting in aggregate gross proceeds of approximately $398 million (currency equivalent) before underwriting discounts. Substantially all of the net proceeds were used to repay indebtedness.

Internal Controls

As previously reported, Global Crossing identified material weaknesses in its internal controls. Given that GCUK is subject to a shared control environment with Global Crossing, and in light of certain additional control issues specific to GCUK, the company has concluded that GCUK had a material weakness in its internal control over financial reporting with respect to its overall financial close process as of December 31, 2004. (See item 15 of Exhibit 99.1 in Global Crossing’s Current Report on Form 8-K being filed today.)

Conference Call

Management has scheduled a conference call for Friday, April 29, 2005 at 9:00 a.m. ET to discuss GCUK’s financial results. The call may be accessed by dialing +1 212-676-5377 or for UK callers by dialing +44 (0) 870-001-3123. Callers are advised to dial in 15 minutes prior to the 9:00 a.m. start time. The call will also be Webcast at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Friday, April 29, 2005 beginning at 11:30 am ET and will be accessible until Friday, May 6, 2005 at 11:30 am ET. To access the replay, dial +1 402-977-9140 or +1 800-633-8284 and enter reservation number 21242643. UK callers may access the replay by dialing +44 (0) 870-000-3081 or 0800-692-0831 and enter reservation number 21242643

ABOUT GLOBAL CROSSING (UK) TELECOMMUNICATIONS LTD.

Global Crossing (UK) Telecommunications Ltd. provides a full range of managed telecommunications services in a secure environment ideally suited for IP-based business applications. The company provides managed voice, data, Internet and e-commerce solutions to the strong and established commercial customer base, including more than 100 UK government departments, as well as systems integrators, rail sector customers and major corporate clients. In addition, GCUK provides carrier services to national and international communications service providers.

Global Crossing (UK) Telecommunications operates a high-capacity UK network comprising over 5,600 route miles of fiber optic cable connecting 150 towns and cities and reaching within just over one mile of 64 percent of UK businesses. The UK network is linked into the wider Global Crossing network that connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the intercompany transfer of funds by the company’s subsidiaries, including restrictions under the senior secured notes indenture applicable to Global Crossing (UK) Telecommunications Limited (“GCUK”); the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of GCUK’s revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

4 Financial Pages Follow

Table 1

Global Crossing (UK) Telecommunications Limited and Subsidiaries

Summary of Consolidated Revenues (unaudited)

(US$ in millions)

	Year Ended
	December 31, 2004	December 31, 2003	F / (U) Variation
Commercial
Voice	$209	$178	$31
Data	223	210	13
Conferencing services	—	—	—

Total Commercial	432	388	44

Carrier
Service Revenue:
Voice	24	48	(24)
Data	23	25	(2)
IRU Revenue	—	10	(10)

Total Carrier	47	83	(36)

Total Inter-company[2]	1	2	(1)

Total Revenues	$480	$473	$7

[1]	Amounts have been translated from pounds sterling using an exchange rate of 1.82 and 1.626 for the years ended December 31, 2004 and 2003, respectively.

[2]	Represents revenue related to sales to Global Crossing Limited and subsidiaries.

Table 2

Global Crossing (UK) Telecommunications Limited and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(US$ in millions)

	Year Ended
	December 31, 2004	December 31, 2003	F / (U) Variation
REVENUES	$480	$473	$7
OPERATING EXPENSES:
Cost of access	161	177	16
Third party maintenance	37	34	(3)
Operating expenses	140	152	12
Depreciation and amortization	44	71	27

	382	434	52

OPERATING INCOME	98	39	59
OTHER INCOME (EXPENSE)
Interest expense, net	(7)	(5)	(2)
Other income, net	13	9	4

INCOME BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	104	43	61
Reorganization items, net	—	520	(520)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	104	563	(459)
Provision for income taxes	(31)	(2)	(29)

NET INCOME	$73	$561	$(488)

[1]	Amounts have been translated from pounds sterling using an exchange rate of 1.82 and 1.626 for the years ended December 31, 2004 and 2003, respectively, except for reorganization items, net, which relates to our parent company’s emergence from bankruptcy on December 9, 2003 and is translated at an exchange rate of 1.704.

[2]	The US GAAP results for Global Crossing (UK) Telecommunications Limited included in the above table were prepared on a stand alone basis. As part of the Global Crossing Limited consolidation process, the primary adjusting items are as follows:

a)	Differences in reorganization items, net as a result of the parent company’s adoption of fresh-start accounting.
b)	Differences in depreciation and amortization expense as a result of a difference in the basis of the Global Crossing (UK) Telecommunications Limited’s assets.
c)	Differences in other operating expenses as a result of differences in the assumptions used to calculate restructuring reserves.

Table 3

Global Crossing (UK) Telecommunications Limited and Subsidiaries

Reconciliation of Adjusted EBITDA to Net Income (unaudited)

(US$ in millions)

	Year Ended
	December 31, 2004	December 31, 2003
Adjusted EBITDA	$142	$110
Depreciation and amortization	(44)	(71)
Interest expense, net	(7)	(5)
Other income, net	13	9
Reorganization items, net	—	520
Income tax provision	(31)	(2)

Net Income	$73	$561

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing (UK) Telecommunications Limited’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Definitions:

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income, net, reorganization items, net and income tax provision for the consolidated business of Global Crossing (UK) Telecommunications Limited.

Table 4

Global Crossing (UK) Telecommunications Limited and Subsidiaries

US GAAP on a stand alone basis

Translation from Pounds Sterling to US Dollars (unaudited)

(in millions)

	Year Ended
	December 31, 2004		December 31, 2003
Revenue	£264	$480	£291	$473
Operating expenses	(210)	(382)	(267)	(434)

Operating profit from continuing operations	54	98	24	39
Reorganization items, net	—	—	305	520
Interest expense, net	(4)	(7)	(3)	(5)
Other income, net	7	13	5	9

Income from continuing operations before income taxes	57	104	331	563
Income tax expense	(17)	(31)	(1)	(2)

Net income	£40	$73	£330	$561

[1]	Amounts have been translated from pounds sterling using an exchange rate of 1.82 and 1.626 for the years ended December 31, 2004 and 2003, respectively except for reorganization items, net which relates to our parent company’s emergence from bankruptcy on December 9, 2003 which is translated at an exchange rate of 1.704.